EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-141810) of Dynegy Inc. of our report dated June 20, 2007 relating to the statements of net assets available for benefits as of December 31, 2006 and 2005 and the related statement of changes in net assets available for benefits for the year ended December 31, 2006, and the related schedule of assets (held at end of year) of Dynegy Midwest Generation, Inc. 401(k) Savings Plan as of December 31, 2006.

/s/ McConnell & Jones LLP

Date: June 28, 2007